EXHIBIT 99.1

IMMEDIATE RELEASE

Sharps Compliance Appoints Adrian W. Burke as
Senior Vice President of Operations; Announces John G. Elkins as Senior
Director of Field Sales
HOUSTON, Texas, July 1, 2020 – Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today announced the appointment of Adrian W. Burke as Senior Vice President of Operations. In his new role, Mr. Burke will have oversight responsibility for the Company’s operations and will focus on developing and executing an operational strategic plan in support of Sharps mid-to-long term growth goals. Additionally, the Company announced the hiring of John G. Elkins as Senior Director of Field Sales.
Adrian W. Burke brings extensive operations, logistics and transportation expertise from his experience in the private sector for a variety of multinational companies, as well as his distinguished career in the United States Marine Corps. Most recently he served as Program Manager, Global Supply Chain Growth Projects and Strategic Initiatives for Sabic, Americas, a multinational petrochemical and agri-nutrient manufacturer. Before that, Mr. Burke was Operations Director for Goodpack USA, Inc., a global logistics provider. He has also worked with Ferrellgas MLP and Exel Logistics as Director of Operations. Mr. Burke is a graduate of Texas A&M University, holds an MBA from National University in San Diego, a Master of Arts in National Security and Strategic Studies from the Naval War College and a Master of Science in National Resource Strategy (Industrial Economics) with a concentration in Supply Chain Management from the Industrial College of the Armed Forces.
While in the military he served in several roles of increasing leadership and responsibility, most recently with the Defense Logistics Agency (DLA) as regional President, Warehousing and Global Distribution and Commanding Officer as a Colonel. Prior to that, he served as Director of Logistics and Supply Chain Strategy as a Colonel for the U.S. Forces in Afghanistan, coordinating government and commercial industry support in Central Asia and the Middle East, where he engineered medical supply, equipment and repair parts delivery networks and supply chains and was the key decision maker for the $1.2 billion CAPEX program for national infrastructure improvements.
David P. Tusa, Chief Executive Officer and President of Sharps, commented, “We’re very pleased to welcome Adrian, and we believe his extensive operational and logistical experience and leadership capabilities will be an excellent addition to an already very strong Sharps team. Our Company is in growth mode, and he has a proven track record developing and implementing effective strategies to enhance the growth trajectory in situations similar to ours. We look forward to his contribution as a senior management member as we execute our strategy to drive long-term strategic growth while ensuring that our operations and related infrastructure and systems are well positioned to support a much larger company.”
The Company also announced the hiring of John G. Elkins as Senior Director of Field Sales. John will oversee and lead the Field Sales Team, and is responsible for accelerating the closing of new customer sales opportunities, by leveraging the Company’s robust sales pipeline and business development team. Mr. Elkins has more than twenty-five years of sales and leadership experience in healthcare and related services. He joins Sharps from Gulf Coast Healthcare Solutions, where he served as Director of Sales, focusing on growing the firm’s presence and key accounts with acute and ambulatory surgery centers. Before that, he was Director, Corporate Accounts at Acelity, Inc. where he was responsible for executing the Company’s strategy to increase sales and market share within its customer base. Earlier in his career, he served in various corporate and national account management roles with healthcare services related companies. He is a graduate of Texas A&M University.
Mr. Tusa commented, “John brings extensive experience in the healthcare and related services industry and we believe his proven strength building and implementing national sales initiatives will be a tremendous asset to the Company and our sales organization. We have a robust sales pipeline in place and we look forward to John’s leadership to leverage the strength of our sales force and close new customer contracts. We’re pleased to welcome John to Sharps and look forward to his contribution to the Company.”
About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a thirty-two (32) state region of the South, Southeast, Midwest and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com.
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com